For period ended 09/30/07                                            All Series
File Number 811-3333

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization  took place as of the close of business on July 31, 2006 in which each fund of USAA Tax Exempt Fund, Inc. was reorganized into a newly established corresponding series of USAA Mutual Funds Trust. Because the financial information of each fund of USAA Tax Exempt Fund, Inc. for the period from April 1, 2007 to September 30, 2007 is included in the Form N-SAR filed by each newly established corresponding series of USAA Mutual Funds Trust for the period ended September 30, 2007, the financial information presented in this Form N-SAR includes only zeroes to avoid duplicative reporting.

A form N-8F will be filed with the SEC to de-register USAA Tax Exempt Fund, Inc.